MADISON FUNDS (MF) and

ULTRA SERIES FUND (USF)

BOARDS OF TRUSTEES

RESOLUTIONS

LEGAL MATTERS

November 20, 2025

Insurance Matters

(i)	Approve/Ratify Amount and Renewal of Fidelity Bond and Renewal of Allocation Agreement

RESOLVED, that the fidelity bond (the “Bond”) in the aggregate amount of $5,000,000 covering, among others, officers and employees of the Funds, in accordance with the requirements of Rule 17g-1 under the 1940 Act, in substantially the form presented to this meeting, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Funds to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Funds’ portfolios, the nature of the securities in the portfolios, the number of other parties named as insured parties under the Bond and the nature of the business activities of the other parties; and be it further

RESOLVED, because the premium to be paid under the Bond shall be paid in its entirety by the Adviser, the Boards of Trustees of the Funds make no judgment as to its appropriateness; and be it further

RESOLVED, that the Bond be and hereby is approved by a majority of the Boards of Trustees of the Funds (with all Trustees voting), and by a separate vote of a majority of the Independent Trustees; and be it further

RESOLVED, that the Amended and Restated Allocation Agreement for the Fidelity Bond, in substantially the form presented at this meeting with such additional changes that the officers of the Funds, with the advice of counsel, shall approve (the “Allocation Agreement”), is hereby approved and renewed for another year; and be it further

RESOLVED, that the officers of the Funds be, and they hereby are, authorized and directed to prepare, execute, and file such amendments and/or supplements to the aforesaid Allocation Agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act; and be it further

RESOLVED, that the Secretary of the Funds shall file a copy of such documents with and give such notice to the SEC as is required under paragraph (g) of Rule 17g-1 under the 1940 Act.

(i)	Approve/Ratify Renewal of Joint Insureds Agreements related to D&O/E&O Policy and IDL Policy

RESOLVED, that the Joint Insureds Agreement relating to the D&O/E&O Policy dated as of November 20, 2025, in substantially the form presented at this meeting with such additional changes that the officers of the Funds, with the advice of counsel, shall approve, is hereby approved and renewed for another year; and be it further

RESOLVED, that the Joint Insureds Agreement relating to the IDL Policy dated as of November 20, 2025, in substantially the form presented at this meeting with such additional changes that the officers of the Funds, with the advice of counsel, shall approve, is hereby approved and renewed for another year.

MADISON ETFs TRUST

BOARD OF TRUSTEES RESOLUTIONS

November 20, 2025

APPROVE AMENDMENTS TO FIDELITY BOND AND FIDELITY BOND ALLOCATION AGREEMENT

RESOLVED, that the Board of Trustees (the “Board” or the “Trustees”) of Madison ETFs Trust (the “Trust”), including a majority of the Trustees who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) finds that the joint fidelity bond (the “Bond”) in the aggregate amount of $5,000,000 covering, among others, officers and employees of the Madison ETFs Trust (the “Trust”), in accordance with the requirements of Rule 17g-1 under the 1940 Act , is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the series of the Trust (the “Funds”) to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Funds’ portfolios and the nature of the securities in the portfolios; and it is further

RESOLVED, that the portion of the premium to be paid by the Trust or Madison Asset Management LLC for the Trust under the Bond be, and hereby is, approved by the Board, including a majority of the Independent Trustees, after taking into consideration all relevant factors including, but not limited to, the number of the other parties named as insured, the nature of the business activities of such other parties, the amount of the Bond, and the amount of the premium for the Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Trust is less than the premium the Trust would have had to pay if it had provided and maintained a single insured bond; and it is further

RESOLVED, that the Bond be and hereby is approved by vote of a majority of the Trustees (all Trustees voting) and separately by a majority of the Independent Trustees; and be it further

RESOLVED, that the Secretary of the Trust shall file a copy of such documents with and give such notice to the Securities and Exchange Commission as is required under paragraph (g) of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the Board, including a majority of the Independent Trustees, hereby authorize and direct the proper officers of the Trust, subject to ratification by the Board of Trustees of the Trust, to increase the amount of such fidelity bond as may be necessary to satisfy the requirements of Rule 17g1(d) under the 1940 Act; and it is further

RESOLVED, that the Amended and Restated Allocation Agreement related to the Bond, among Madison Funds and Ultra Series Fund and the Trust, in the form submitted at this meeting (the “Allocation Agreement”), is hereby approved and renewed for a one-year period ending December 14, 2026; and it is further

RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to prepare, execute, and file such amendments and supplements to the aforesaid Allocation Agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act.